Exhibit 23.5
Consent of Blue, Johnson & Associates, Inc.
To Whom it May Concern:
We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of CVR Partners, LP with respect to the following:
1.	A statement that CVR Partners, LP’s UAN production in 2010 (578,272 tons) represented approximately 5.1% of the total U.S. UAN use and CVR Partners, LP’s net ammonia for sale (156,603 tons) represented less than 1.0% of the total U.S. ammonia use.

2.	A statement that Southern Plains spot ammonia and corn belt spot UAN prices averaged $444/ton and $277/ton, respectively, for the 2006 through February 2011, which represents an average 26% and 21% premium, respectively, over U.S. Gulf prices.

3.	The premium per ton for Southern Plains ammonia and Cornbelt UAN to U.S. Gulf Coast prices from January 2006 to February 2011, shown in the table below.
4.	A statement that CVR Partners’ LP’s nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes pet coke gasification to produce nitrogen fertilizer.

Submitted by:

/s/ Thomas A. Blue

Thomas A. Blue
President
Blue, Johnson & Associates, Inc.
6101 Marble NE, Suite 8
Albuquerque, NM 87110
Tel 505-254-2157
Fax 505-254-2159
blucabq@qest.net

March 22, 2011